UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2007

Maverick Oil and Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-50428	98-0377027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

16415 Addison Road, Suite 850, Addison, TX	75001-5332
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (214) 239-4333

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 27, 2007, James A. Watt resigned as the Chief Executive Officer and Chairman of the Board of Directors of Maverick Oil and Gas, Inc. (the "Company").

The Company's Board of Directors (the "Board") appointed director David Preng as the Chairman of the Board and Stephen Cohen as interim Chief Executive Officer of the Company. The Board also formed an Office of the President to handle ongoing operations, consisting of Mr. Cohen, John Ruddy, Chief Financial Officer of the Company, and Ronald Idom, Engineering Manager of the Company. These Board actions took place on March 27, 2007.

Mr. Cohen, age 50, became the Company's Director of Legal Affairs/Corporate Counsel in July 2006. From January 2005 through July 2006, Mr. Cohen served as outside general counsel to the Company through SMC Capital Advisors, Inc., a firm founded by Mr. Cohen in 2004 to provide business and legal consulting services regarding matters of corporate finance and federal securities laws. Mr. Cohen has also been a director of Radiant Logistics, Inc., a non-asset based supply chain management company, since October 2005. From 2000 through 2004, Mr. Cohen served as senior vice president, general counsel and secretary of Stonepath Group, Inc., a global non-asset based provider of third party logistics services listed on the American Stock Exchange, where he helped transition that company from a venture investor in early stage technology businesses to a global logistics company and assisted in the acquisition of over 18 domestic and international logistics companies in the United States, Asia and South America. Prior to 2000, Mr. Cohen practiced securities and corporate law, having most recently been a shareholder of Buchanan Ingersoll & Rooney P.C. Mr. Cohen earned a Bachelor of Science in Accounting from the School of Commerce and Finance of Villanova University in 1977, a Juris Doctor from Temple University in 1980, and an LLM in Taxation from Villanova University School of Law.

Ronald Idom, age 52, has been the Engineering Manager of the Company since July 2005. He came to the Company from Magnum Hunter Resources where he was Reservoir Manager, Offshore and Gulf Coast from 2002 to 2005. Prior to joining Magnum Hunter, he was with DevX Energy from 1997 to 2002 starting as Vice President, Acquisitions and then becoming Senior Vice President, Production and Exploration. The majority of his career prior to DevX was spent with Texas Oil and Gas Corp in various engineering and management positions including Manager of Gas Supply, Manager of Engineering, and Chief Reservoir Engineer. Mr. Idom has over 30 years of oil and gas experience and graduated Summa Cum Laude with a BS in Petroleum Engineering from Texas A & M University in 1976.

Pursuant to a letter agreement dated July 1, 2005 (the "Employment Agreement"), Mr. Idom is entitled to receive an annual salary of $175,000, subject to annual adjustment. He may also be eligible to receive a discretionary bonus with a target of 30% of his annual salary if individual and company performance targets are achieved. On July 6, 2005 Mr. Idom received options to purchase 60,000 shares of common stock at an exercise price of $1.74 per share pursuant to the Employment Agreement, which options vest in five equal annual installments, commencing on the first anniversary of the grant date. In the event Mr. Idom's employment is terminated by the Company without cause, or because of his death or disability, he or his personal representative would be entitled to the continuation of his salary and health and medical benefits for a six month period. If Mr. Idom's employment is terminated by the Company without cause within 90 days after a change of control, he would be entitled to the continuation of his salary and health and medical benefits for a 24 month period and all of the options which would have vested during such 24 month period will vest on the date of his termination.

The Company's compensation arrangements with Mr. Cohen and Mr. Ruddy and Mr. Ruddy's business experience have been previously reported by the Company, including under the captions "Directors and Executive Officers" and "Executive Compensation - Description of Employment Arrangements" in the Company's Registration Statement on Form S-1 (Registration No. 333-135957).

Item 7.01	Regulation FD Disclosure

On March 27, 2007, the Company issued a press release announcing, among other things, that it had accepted the offer of resignation of James A. Watt, as Chief Executive Officer and Chairman of the Board, that the Board formed an Office of the President consisting of Messers. Cohen, Ruddy, and Idom, and that the Board had appointed director David Preng as Chairman of the Board and Mr. Cohen as an interim Chief Executive Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
Exhibit No.	Description
10.1	Letter Agreement dated July 10, 2006 (Stephen M. Cohen)
10.2	Letter Agreement dated July 1, 2005 (Ronald Idom)
99.1	Press release dated March 27, 2007

Safe Harbor Statement

Statements contained in the exhibit to this report that state the Company’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAVERICK OIL AND GAS, INC.
Date: March 30, 2007	By: /s/ Stephen M. Cohen Stephen M. Cohen, Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Letter Agreement dated July 10, 2006 (Stephen M. Cohen)
10.2	Letter Agreement dated July 1, 2005 (Ronald Idom)
99.1	Press release dated March 27, 2007

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